Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 27, 2022 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record first quarter sales of $1,321.0 million, an increase of 64.0% compared with last year
•Record first quarter GAAP diluted earnings per share of $4.46 and non-GAAP diluted earnings per share of $4.27
•First quarter GAAP operating margin of 16.9% and non-GAAP operating margin of 21.0%
•Increasing full year 2022 GAAP earnings outlook to $15.34 to $15.66 per share, compared with the prior outlook of $14.10 to $14.55 per share, and narrowing full year non-GAAP earnings outlook to $17.75 to $18.00 per share, compared with $17.60 to $18.00 per share
•Quarter-end Consolidated Leverage Ratio declined to 2.8x
•Published inaugural Corporate Social Responsibility Report
•Teledyne FLIR successfully fulfills terms of Consent Agreement with the U.S. Department of State

Teledyne today reported first quarter 2022 net sales of $1,321.0 million, compared with net sales of $805.7 million for the first quarter of 2021, an increase of 64.0%. Net income was $212.6 million ($4.46 diluted earnings per share) for the first quarter of 2022, compared with $84.7 million ($2.23 diluted earnings per share) for the first quarter of 2021, an increase of 151.0%. The first quarter of 2022 net sales included $452.6 million in incremental net sales from the acquisition of FLIR Systems, Inc. (“FLIR”). The first quarter of 2022 also reflected net discrete income tax benefits of $56.5 million compared with net discrete income tax benefits of $6.3 million for the first quarter of 2021. The first quarter 2022 amount included $50.0 million of net discrete income tax benefits primarily related to the resolution of certain FLIR tax reserves. In connection with the FLIR acquisition, in the first quarter of 2022, Teledyne incurred pretax acquired intangible asset amortization expense of $44.1 million. The first quarter of 2022 also included $9.5 million of pretax acquired intangible asset amortization expense for transactions completed in prior periods. Excluding these charges, non-GAAP net income for the first quarter of 2022 was $203.9 million ($4.27 per share). In the first quarter of 2021, in connection with the then pending acquisition of FLIR, Teledyne incurred pretax charges of $36.5 million which included $30.6 million in interest and debt expense related to financing for the pending acquisition and $5.9 million in corporate expense for related transaction costs. The first quarter of 2021 also included $9.8 million of pretax acquired intangible asset amortization expense for transactions completed in prior periods. Excluding these charges, non-GAAP net income for the first quarter of 2021 was $121.3 million ($3.19 per share). Operating margin was 16.9% for the first quarter of 2022, compared with 16.8% for the first quarter of 2021. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for the first quarter of 2022 was 21.0%, compared with 18.7% for the first quarter of 2021.

“We began 2022 with the greatest first quarter sales, earnings and adjusted operating margin in the company’s history,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “Our results and operational execution also reflected our exceptionally well-balanced business portfolio, across both end markets and geographies. Demand throughout our shorter-cycle instrumentation and imaging businesses remained very robust, resulting in total company organic sales growth of 7.8%. For example, we achieved record orders for electronic test & measurement instrumentation and industrial imaging sensors and systems, even in a typically weaker first quarter. However, with such demand, supply chain constraints remained intense and impacted working capital and cash flow. Sales from our longer-cycle commercial aerospace and marine businesses increased considerably from last year and backlog also grew. Finally, after consuming backlog over the last six months in several of our U.S. Government focused businesses, we have seen a recent increase in bookings and future opportunities.”
Review of Operations
Comparisons are with the first quarter of 2021, unless noted otherwise.
Digital Imaging
The Digital Imaging segment’s first quarter 2022 net sales were $750.5 million, compared with $263.3 million, an increase of 185.0%. Operating income was $115.7 million for the first quarter of 2022, compared with $52.0 million, an increase of 122.5%.
The first quarter 2022 net sales increase included $452.6 million of incremental net sales from the FLIR acquisition as well as strong organic sales growth from industrial sensors and cameras, X-ray products and micro-electro-mechanical systems (“MEMS”). The increase in operating income in the first quarter of 2022 reflected the contribution from the FLIR acquisition, partially offset by $44.1 million in acquired intangible asset amortization expense for FLIR. The increase in operating income also reflected the impact of organic sales growth, as well as margin improvement.
Instrumentation
The Instrumentation segment’s first quarter 2022 net sales were $308.9 million, compared with $286.5 million, an increase of 7.8%. Operating income was $71.6 million for the first quarter of 2022, compared with $59.4 million, an increase of 20.5%.
The first quarter 2022 net sales increase resulted from higher sales of test and measurement instrumentation and marine instrumentation, partially offset by flat sales of environmental instrumentation. Sales of test and measurement instrumentation and marine instrumentation increased $13.3 million and $9.9 million, respectively. Sales of environmental instrumentation were slightly lower by $0.8 million. The increase in operating income primarily reflected the impact of higher sales, as well as margin improvement.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2022 net sales were $166.2 million, compared with $151.2 million, an increase of 9.9%. Operating income was $42.9 million for the first quarter of 2022, compared with $28.3 million, an increase of 51.6%.
The first quarter 2022 net sales reflected higher sales of $13.8 million for aerospace electronics and $1.2 million for defense electronics. Operating income in the first quarter of 2022 reflected the impact of higher sales and favorable product mix.

Engineered Systems
The Engineered Systems segment’s first quarter 2022 net sales were $95.4 million, compared with $104.7 million, a decrease of 8.9%. Operating income was $9.4 million for the first quarter of 2022, compared with $14.9 million, a decrease of 36.9%.
The first quarter 2022 net sales reflected lower sales of $4.3 million for engineered products and lower sales of $5.2 million for turbine engines, partially offset by higher sales of $0.2 million for energy systems. The lower sales for engineered products primarily reflected decreased sales from electronic manufacturing services products and space programs, partially offset by higher sales from marine and other manufacturing programs. Teledyne exited the cruise missile turbine engine business in the first quarter of 2021. Operating income in the first quarter of 2022 reflected the impact of lower sales, including no sales of higher margin turbine engines.
Additional Financial Information
Cash Flow
Cash used in operating activities was $216.7 million for the first quarter of 2022, compared with cash provided by operating activities of $124.9 million. The first quarter of 2022 included a payment of $296.4 million to the Swedish Tax Authority, related to a disputed pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. The first quarter of 2022 also reflected investments in inventories, semi-annual interest payments, increased incentive compensation payments and cash income tax payments of $25.9 million compared with $21.0 million in the first quarter of 2021. At April 3, 2022, net debt was $3,847.5 million comprised of total debt of $4,131.8 million, net of cash and cash equivalents of $284.3 million. At January 2, 2022, net debt was $3,624.7 million and comprised of total debt of $4,099.4 million, net of cash and cash equivalents of $474.7 million. At April 3, 2022, approximately $969.9 million was available under the $1,150 million credit facility, after reductions of $157.0 million in borrowings and $23.1 million in outstanding letters of credit. The Company received $12.7 million from the exercise of stock options in the first quarter of 2022 compared with $10.8 million. Capital expenditures for the first quarter of 2022 were $21.0 million compared with $17.6 million. Depreciation and amortization expense for the first quarter of 2022 was $86.9 million compared with $29.3 million. The first quarter of 2022 included acquired intangible asset amortization expense of $44.1 million related to FLIR.

(in millions, brackets indicate use of funds)	First Quarter
	2022	2021
Cash (used in) provided by operating activities	$(216.7)	$124.9
Payment for acquisition-related tax matter	296.4	—
Adjusted cash provided by operating activities	$79.7	$124.9

	First Quarter
Free Cash Flow	2022	2021
Cash (used in) provided by operating activities	$(216.7)	$124.9
Capital expenditures for property, plant and equipment	(21.0)	(17.6)
Free cash flow	(237.7)	107.3
Payment for acquisition-related tax matter	296.4	—
FLIR transaction related cash payments, net of tax	—	2.8
Adjusted free cash flow	$58.7	$110.1
Income Taxes
The effective tax rate for the first quarter of 2022 was a negative 4.7%, compared with 16.4%. The first quarter of 2022 reflected net discrete income tax benefits of $56.5 million, which included non-cash income tax benefits of $50.0 million primarily related to the resolution of certain FLIR tax reserves and a $6.7 million income tax benefit related to share-based accounting. The first quarter of 2021 reflected net discrete income tax benefits of $6.3 million which included $4.8 million in income tax benefit related to share-based accounting. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 23.1% for the first quarter of 2022, compared with 22.6%.

Other
Stock option expense was $4.3 million for the first quarter of 2022 compared with $4.2 million. Non-service retirement benefit income was $2.8 million for both the first quarter of 2022 and 2021. Interest expense, net of interest income, decreased to $22.3 million for the first quarter of 2022 compared with $35.7 million. The higher 2021 amount included $30.6 million in financing expense in connection with the then pending FLIR acquisition. Corporate expense decreased to $16.1 million for the first quarter of 2022, compared with $19.4 million. Corporate expense in 2021 included $5.9 million of transaction costs related to the then pending FLIR acquisition.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2022 GAAP diluted earnings per common share will be in the range of $3.44 to $3.55 and full year 2022 GAAP diluted earnings per common share will be in the range of $15.34 to $15.66. The company's management further believes that second quarter 2022 non-GAAP diluted earnings per common share will be in the range of $4.32 to $4.40 and full year 2022 non-GAAP diluted earnings per common share will be in the range of $17.75 to $18.00. The non-GAAP outlook excludes acquired intangible asset amortization for all acquisitions and benefits or charges for acquisition-related tax matters. The company’s annual expected tax rate for 2022 is 23.1%, before discrete tax items.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, financial analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to stock option compensation expense, and about the expected effects on Teledyne of the acquisition of FLIR and synergies related to the transaction, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID pandemic for businesses and governments around the world, including production, supply, contractual and other disruptions, such as the COVID related lockdowns in China, facility closures, furloughs and travel restrictions; the inability to achieve operating synergies with respect to the FLIR acquisition; changes in relevant tax and other laws; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages, higher inflation, including wage competition and higher shipping costs, and labor shortages and competition for skilled personnel; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; operating results of FLIR being lower than anticipated; disruptions in the global economy;

customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID pandemic; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s export and tax matters; escalating economic and diplomatic tension between China and the United States; the ongoing conflict between Russia and Ukraine; threats to the security of our confidential and proprietary information, including cybersecurity threats; and natural and man-made disasters, including those related to or intensified by climate change; and our ability to achieve emission reduction targets and decrease our carbon footprint. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including those implemented in response to climate change, could further negatively affect our businesses that supply the oil and gas industry. Weakness in the commercial aerospace industry negatively affects the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended January 2, 2022 which is on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 27, 2022. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, April 27, 2022.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FIRST QUARTER ENDED
APRIL 3, 2022 AND APRIL 4, 2021
(Unaudited - in millions, except per share amounts)

	First Quarter (a)	First Quarter (a)
	2022	2021
Net sales	$1,321.0	$805.7
Costs and expenses:
Costs of sales	752.6	492.5
Selling, general and administrative expenses	291.3	168.2
Acquired intangible asset amortization	53.6	9.8
Total costs and expenses	1,097.5	670.5
Operating income	223.5	135.2
Interest and debt expense, net (a)	(22.3)	(35.7)
Non-service retirement benefit income	2.8	2.8
Other expense, net	(1.0)	(1.0)
Income before income taxes	203.0	101.3
Provision (benefit) for income taxes (b)	(9.6)	16.6
Net income	$212.6	$84.7

Diluted earnings per common share	$4.46	$2.23

Weighted average diluted common shares outstanding	47.7	38.0

a)    The first quarter of 2022 includes pretax charges of $44.1 million in acquired intangible asset amortization related to FLIR. The first quarter of 2021 includes pretax charges of $36.5 million related to the acquisition of FLIR, of which, $5.9 million was recorded to selling, general and administrative expense and $30.6 million was recorded to interest and debt expense.
b)    The first quarter of 2022 includes net discrete income tax benefits of $56.5 million compared with $6.3 million for the first quarter of 2021.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FIRST QUARTER ENDED
APRIL 3, 2022 AND APRIL 4, 2021
(Unaudited - $ in millions)

	First Quarter	First Quarter	% Change
	2022	2021
Net sales:
Digital Imaging	$750.5	$263.3	185.0%
Instrumentation	308.9	286.5	7.8%
Aerospace and Defense Electronics	166.2	151.2	9.9%
Engineered Systems	95.4	104.7	(8.9)%
Total net sales	$1,321.0	$805.7	64.0%
Operating income:
Digital Imaging (a)	$115.7	$52.0	122.5%
Instrumentation	71.6	59.4	20.5%
Aerospace and Defense Electronics	42.9	28.3	51.6%
Engineered Systems	9.4	14.9	(36.9)%
Corporate expense (a)	(16.1)	(19.4)	(17.0)%
Operating income	223.5	135.2	65.3%
Interest and debt expense, net (a)	(22.3)	(35.7)	(37.5)%
Non-service retirement benefit income	2.8	2.8	—%
Other expense, net	(1.0)	(1.0)	—%
Income before income taxes	203.0	101.3	100.4%
Provision (benefit) for income taxes (b)	(9.6)	16.6	*
Net income	$212.6	$84.7	151.0%
* not meaningful
a)    The first quarter of 2022 includes pretax charges of $44.1 million in acquired intangible asset amortization related to FLIR. The first quarter of 2021 includes pretax charges of $36.5 million related to the acquisition of FLIR, of which, $5.9 million was recorded to corporate expense and $30.6 million was recorded to interest and debt expense.
b)    The first quarter of 2022 includes net discrete income tax benefits of $56.5 million compared with $6.3 million for the first quarter of 2021.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	April 3, 2022	January 2, 2022
ASSETS
Cash and cash equivalents	$284.3	$474.7
Accounts receivable and unbilled receivables, net	1,132.4	1,083.8
Inventories, net	801.3	752.9
Prepaid expenses and other current assets	119.4	118.0
Total current assets	2,337.4	2,429.4
Property, plant and equipment, net	807.3	827.5
Goodwill and acquired intangible assets, net	10,659.8	10,728.3
Prepaid pension assets	129.7	123.7
Other assets, net	316.9	321.4
Total assets	$14,251.1	$14,430.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$496.1	$469.5
Accrued liabilities	612.2	1,028.9
Current portion of long-term debt	300.0	—
Total current liabilities	1,408.3	1,498.4
Long-term debt, net of current portion	3,831.8	4,099.4
Other long-term liabilities	1,178.6	1,210.5
Total liabilities	6,418.7	6,808.3
Total stockholders’ equity	7,832.4	7,622.0
Total liabilities and stockholders’ equity	$14,251.1	$14,430.3
This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FIRST QUARTER ENDED APRIL 3, 2022 AND APRIL 4, 2021
(Unaudited - in millions, except per share amounts)

	First Quarter 2022			First Quarter 2021
	Income before income taxes	Net income	Diluted earnings per common share	Income before income taxes	Net income	Diluted earnings per common share
GAAP	$203.0	$212.6	$4.46	$101.3	$84.7	$2.23
Adjusted for specified items:
FLIR transaction and integration costs	—	—	—	5.9	5.8	0.15
FLIR inventory step-up expense	—	—	—	—	—	—
Acquired intangible asset amortization	53.6	41.3	0.86	9.8	7.5	0.20
Acquisition-related tax matters	—	(50.0)	(1.05)	—	—	—
Bridge loan and debt extinguishment fees	—	—	—	30.6	23.3	0.61
Non-GAAP	$256.6	$203.9	$4.27	$147.6	$121.3	$3.19

	First Quarter 2022		First Quarter 2021
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$223.5	16.9%	$135.2	16.8%
Adjusted for specified item:
FLIR transaction and integration costs	—		5.9
Acquired intangible asset amortization	53.6		9.8
Non-GAAP	$277.1	21.0%	$150.9	18.7%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions, except per share amounts)

	April 3, 2022	January 2, 2022
Current portion of long-term debt - GAAP	$300.0	$—
Long-term debt - GAAP	3,831.8	4,099.4
Total debt - non-GAAP	4,131.8	4,099.4
Less cash and cash equivalents - GAAP	(284.3)	(474.7)
Net debt - non-GAAP	$3,847.5	$3,624.7

	Second Quarter 2022		Twelve Months 2022
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$3.44	$3.55	$15.34	$15.66
Adjusted for specified non-GAAP item:
Acquired intangible asset amortization	0.88	0.85	3.45	3.40
Acquisition-related tax matters	—	—	(1.04)	(1.06)
Non-GAAP Diluted Earnings Per Common Share Outlook	$4.32	$4.40	$17.75	$18.00

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s 2022 diluted earnings per common share guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance, and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, bridge loan and debt extinguishment fees, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions, the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in the tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.

Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this supplemental non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the second quarter 2022 and total year 2022 on a fully diluted basis, excluding acquired intangible asset amortization for all acquisitions and acquisition-related tax matters.
Non-GAAP cash provided by operations and free cash flow and adjusted free cash flow
We define adjusted cash provided by operating activities as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) adjusted for the payment of a pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. We define free cash flow as cash provided by operating activities (a measure prescribed by GAAP) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of cash paid for transaction related expenses for the FLIR acquisition on a net of tax basis as well as the payment of a pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. We believe that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Management excludes the effect of each of the items identified below to arrive at the applicable non-GAAP financial measure referenced in the previous tables for the reasons set forth below with respect to that item:
•    FLIR transaction and integration costs - Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses incurred in connection with our acquisitions of FLIR and primarily include legal, accounting, other professional fees as well as integration-related costs such as employee separation costs and facility lease impairments. Employee separation costs include required change-in-control payments, cash settlement of FLIR employee and director stock awards, as well as other employee severance amounts. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•FLIR inventory step-up expense – The purchase accounting entries associated with our acquisition of FLIR require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. Included in our GAAP presentation, the increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.
• Acquired intangible asset amortization – We believe that by excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, this provides an alternative way for investors to compare our operations pre-acquisition to those post acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•Bridge loan and debt extinguishment fees - Included in our GAAP presentation of interest and debt expense are expenses incurred in connection with the financing activities to fund the FLIR acquisition. We exclude these expenses, many of which are one-time costs, from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•Acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. Also, in June 2021, the United Kingdom Parliament enacted legislation to increase the corporate tax rate to 25% effective April 2023. Accordingly, the tax rate changes required us to remeasure our deferred taxes related to acquired intangible assets. We exclude these impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.

APPENDIX A
The following tables are presented to show the reconciliation of GAAP operating income to non-GAAP operating income by segment for the first quarter of 2022 and 2021.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SUMMARY OF QUARTERLY OPERATING INCOME
(Unaudited - in millions)

	First Quarter 2022
	GAAP Operating Income	Acquired intangible asset amortization	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$115.7	$48.5	$—	$164.2
Instrumentation	71.6	4.9	—	76.5
Aerospace and Defense Electronics	42.9	0.2	—	43.1
Engineered Systems	9.4	—	—	9.4
Corporate expense	(16.1)	—	—	(16.1)
Total	$223.5	$53.6	$—	$277.1

	First Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$52.0	$4.6	$—	$56.6
Instrumentation	59.4	5.0	—	64.4
Aerospace and Defense Electronics	28.3	0.2	—	28.5
Engineered Systems	14.9	—	—	14.9
Corporate expense	(19.4)	—	5.9	(13.5)
Total	$135.2	$9.8	$5.9	$150.9